Exhibit 99.1

Alteryx Announces Fourth Quarter and Full Year 2018 Financial Results

Full Year 2018 ASC 606 Revenue of $253.6 Million
Full Year 2018 ASC 605 Revenue of $204.3 Million Increased 55% Year-Over-Year

IRVINE, Calif. – February 27, 2019 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its fourth quarter and full year ended December 31, 2018.
“Q4 was a strong finish to an amazing year,” said Dean Stoecker, CEO of Alteryx, Inc. “We saw strength across the globe as enterprises increasingly invested in digital transformation initiatives. As we head into 2019, we remain focused on scaling Alteryx globally and building a foundation for many years of durable growth.”
Alteryx adopted the new revenue recognition accounting standard, Accounting Standards Codification (“ASC”) 606, effective January 1, 2018 on a modified retrospective basis. Financial results for the reporting periods during 2018 are presented in accordance with the new revenue recognition standard. In addition, for purposes of comparability with our historical financial results for 2017, we have disclosed financial information for 2018 under ASC 605, the prior revenue recognition standard. Historical financial results for reporting periods prior to 2018 are presented in conformity with amounts previously reported under ASC 605. This press release includes additional information to reconcile the impact of the adoption of this revenue standard on our financial results for the quarter and year ended December 31, 2018. Additionally, we have posted a presentation on the investor section of our website at https://investor.alteryx.com with details regarding the impact of the ASC 606 adoption on our reported financial results.
Fourth Quarter 2018 Financial Highlights
ASC 606 Financial Summary

•	Revenue: ASC 606 revenue for the fourth quarter of 2018 was $89.2 million.

•
Gross Profit: ASC 606 GAAP gross profit for the fourth quarter of 2018 was $82.4 million, or an ASC 606 GAAP gross margin of 92%. ASC 606 non-GAAP gross profit for the fourth quarter of 2018 was $83.1 million, or an ASC 606 non-GAAP gross margin of 93%.

•	Income from Operations: ASC 606 GAAP income from operations for the fourth quarter of 2018 was $21.1 million. ASC 606 non-GAAP income from operations for the fourth quarter of 2018 was $26.4 million.

•
Net Income: ASC 606 GAAP net income attributable to common stockholders for the fourth quarter of 2018 was $16.5 million. ASC 606 GAAP net income per diluted share attributable to common stockholders for the fourth quarter of 2018 was $0.25, based on 66.1 million GAAP weighted-average diluted shares outstanding.

ASC 606 non-GAAP net income for the fourth quarter of 2018 was $24.3 million. ASC 606 non-GAAP net income per diluted share for the fourth quarter of 2018 was $0.37, based on 66.1 million non-GAAP weighted-average diluted shares outstanding.

•
Balance Sheet and Cash Flow: As of December 31, 2018, Alteryx had cash, cash equivalents, and short-term and long-term investments of $426.2 million, compared with $194.1 million as of December 31, 2017. The increase in cash is primarily related to the issuance of $230.0 million in aggregate principal amount of our 0.50% Convertible Senior Notes due 2023. Cash provided by operating activities for the fourth quarter of 2018 was $14.4 million compared to cash provided by operating activities of $12.7 million in the same period last year.

ASC 605 Financial Summary

•	Revenue: ASC 605 revenue for the fourth quarter of 2018 was $60.5 million, an increase of 57% on a year-over-year basis compared to ASC 605 revenue of $38.6 million in the fourth quarter of 2017.

•
Gross Profit: ASC 605 GAAP gross profit for the fourth quarter of 2018 was $53.8 million, or an ASC 605 GAAP gross margin of 89%, an increase compared to an ASC 605 GAAP gross profit of $32.3 million, or an ASC 605 GAAP gross margin of 84%, in the fourth quarter of 2017. ASC 605 non-GAAP gross profit for the fourth quarter of 2018 was $54.5 million, or an ASC 605 non-GAAP gross margin of 90%, an increase compared to an ASC 605 non-GAAP gross profit of $32.9 million, or an ASC 605 non-GAAP gross margin of 85%, in the fourth quarter of 2017.

•
Income (Loss) from Operations: ASC 605 GAAP loss from operations for the fourth quarter of 2018 was $(6.3) million, compared to an ASC 605 GAAP loss from operations of $(1.9) million for the fourth quarter of 2017. ASC 605 non-GAAP loss from operations for the fourth quarter of 2018 was $(1.0) million, compared to an ASC 605 non-GAAP income from operations of $1.0 million for the fourth quarter of 2017.

•
Net Loss: ASC 605 GAAP net loss attributable to common stockholders for the fourth quarter of 2018 was $(7.1) million, compared to an ASC 605 GAAP net loss attributable to common stockholders of $(1.5) million for the fourth quarter of 2017. ASC 605 GAAP net loss per share attributable to common stockholders for the fourth quarter of 2018 was $(0.12), based on 61.5 million GAAP weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.03), based on 59.4 million GAAP weighted-average basic and diluted shares outstanding, for the fourth quarter of 2017.

ASC 605 non-GAAP net loss for the fourth quarter of 2018 was $(0.5) million, compared to an ASC 605 non-GAAP net income of $1.4 million for the fourth quarter of 2017. ASC 605 non-GAAP net loss per basic and diluted share for the fourth quarter of 2018 was $(0.01), based on 61.5 million non-GAAP weighted-average basic and diluted shares outstanding, compared to an ASC 605 non-GAAP net income per diluted share of $0.02, based on 62.7 million non-GAAP weighted-average diluted shares outstanding, for the fourth quarter of 2017.
Full Year 2018 Financial Highlights
ASC 606 Financial Summary

•	Revenue: ASC 606 revenue for full year 2018 was $253.6 million.

•
Gross Profit: ASC 606 GAAP gross profit for full year 2018 was $230.8 million, or an ASC 606 GAAP gross margin of 91%. ASC 606 non-GAAP gross profit for full year 2018 was $233.4 million, or an ASC 606 non-GAAP gross margin of 92%.

•	Income from Operations: ASC 606 GAAP income from operations for full year 2018 was $29.8 million. ASC 606 non-GAAP income from operations for full year 2018 was $49.1 million.

•
Net Income: ASC 606 GAAP net income attributable to common stockholders for full year 2018 was $28.0 million. ASC 606 GAAP net income per diluted share attributable to common stockholders for full year 2018 was $0.43, based on 64.7 million GAAP weighted-average diluted shares outstanding.

ASC 606 non-GAAP net income for full year 2018 was $53.4 million. ASC 606 non-GAAP net income per diluted share for full year 2018 was $0.82, based on 64.7 million non-GAAP weighted-average diluted shares outstanding.

ASC 605 Financial Summary

•	Revenue: ASC 605 revenue for full year 2018 was $204.3 million, an increase of 55% on a year-over-year basis compared to revenue of $131.6 million for full year 2017.

•
Gross Profit: ASC 605 GAAP gross profit for full year 2018 was $181.5 million, or an ASC 605 GAAP gross margin of 89%, an increase compared to an ASC 605 GAAP gross profit of $109.8 million, or an ASC 605 GAAP gross margin of 83%, for full year 2017. ASC 605 non-GAAP gross profit for full year 2018 was $184.1 million, or an ASC 605 non-GAAP gross margin of 90%, an increase compared to an ASC 605 non-GAAP gross profit of $111.5 million, or an ASC 605 non-GAAP gross margin of 85%, for full year 2017.

•
Loss from Operations: ASC 605 GAAP loss from operations for full year 2018 was $(21.4) million, compared to an ASC 605 GAAP loss from operations of $(18.2) million for full year 2017. ASC 605 non-GAAP loss from operations for full year 2018 was $(1.9) million, an improvement compared to an ASC 605 non-GAAP loss from operations of $(7.2) million for full year 2017.

•
Net Loss: ASC 605 GAAP net loss attributable to common stockholders for full year 2018 was $(17.9) million, compared to an ASC 605 GAAP net loss attributable to common stockholders of $(19.5) million for full year 2017. ASC 605 GAAP net loss per share attributable to common stockholders for full year 2018 was $(0.29), based on 60.8 million weighted-average basic and diluted shares outstanding, compared to an ASC 605 GAAP net loss per share attributable to common stockholders of $(0.37), based on 53.0 million GAAP weighted-average basic and diluted shares outstanding, for full year 2017.

ASC 605 non-GAAP net loss for full year 2018 was $(1.4) million, compared to an ASC 605 non-GAAP net loss of $(6.4) million for full year 2017. ASC 605 non-GAAP net loss per basic and diluted share for full year 2018 was $(0.02), based on 60.8 million non-GAAP weighted-average basic and diluted shares outstanding, compared to an ASC 605 non-GAAP net loss per basic and diluted share of $(0.11), based on 56.3 million non-GAAP weighted-average basic and diluted shares outstanding, for full year 2017.

A reconciliation of ASC 606 to ASC 605 financial information and GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these non-GAAP measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Fourth Quarter 2018 and Recent Business Highlights

•
Ended the fourth quarter of 2018 with 4,696 customers, a 38% increase from the fourth quarter of 2017. Added 381 net new customers in the fourth quarter of 2018 compared to 338 net new customers in the fourth quarter of 2017.

•	Achieved a dollar-based net expansion rate (based on annual contract value) of 132% for the fourth quarter of 2018.

•	Recognized on Deloitte’s Technology Fast 500™, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences and energy tech companies in North America.

•	Named as the No. 1 fastest-growing midsize public company in Orange County, Calif. by the Orange County Business Journal’s Fastest Growing Public Companies list.

•
Included on InformationWeek’s annual Tech Vendors to Watch: Data and Analytics list, which showcases vendors that are addressing enterprise challenges with products for advanced analytics, machine learning and data governance.

Financial Outlook (ASC 606 basis)
As of February 27, 2019, guidance for the first quarter and full year 2019 is as follows:

•	First Quarter 2019 Guidance:

•	Revenue is expected to be in the range of $69.0 million to $72.0 million, an increase of 37% to 43% year-over-year.

•	Non-GAAP loss from operations is expected to be in the range of $(5.0) million to $(8.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.08) to $(0.13) based on approximately 62.0 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2019 Guidance:

•	Revenue is expected to be in the range of $345.0 million to $350.0 million, an increase of 36% to 38% year-over-year.

•	Non-GAAP income from operations is expected to be in the range of $30.0 million to $35.0 million.

•
Non-GAAP net income per share is expected to be in the range of $0.36 to $0.42 based on approximately 67.0 million non-GAAP weighted-average diluted shares outstanding and an effective tax rate of 20%.

The financial outlook above for non-GAAP income (loss) from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation expense, acquisition related adjustments, amortization of debt discount, and other non-recurring items. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition related adjustments, amortization of debt discount, and other non-recurring items. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which are not within our control, are difficult to predict, and are subject to constant change. The actual amount of these expenses during 2019 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through March 6, 2019, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13686330. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP weighted-average basic and diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition related adjustments. We exclude amortization of intangible assets and changes in fair value of contingent consideration, and related income tax adjustments, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Accretion of Series A redeemable convertible preferred stock. We exclude accretion relating to our Series A redeemable convertible preferred stock from non-GAAP net loss per share because this is a non-cash item that will not recur in the periods following the three months ended March 31, 2017.
Convertible senior notes adjustments. We exclude the portion of amortization of debt discount and issuance costs, which is non-cash interest expense that relates to the equity component of our convertible notes, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Follow-on public offering costs. We exclude the costs relating to our follow-on public offering in September 2017 from certain of our non-GAAP financial measures because the costs do not have a direct correlation to the operation of our business.
Impairment of long-lived assets. We exclude the impairment of long-lived assets from certain of our non-GAAP financial measures, because the expenses are non-cash and do not have a direct correlation to the operation of our business.
We also adjust non-GAAP weighted-average diluted shares outstanding to include the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of each of the respective periods. In periods of GAAP net loss and non-GAAP net income, we adjust non-GAAP weighted-average diluted shares outstanding to include the effect of dilutive shares.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
In addition, for purposes of comparability with our historical financial results for 2017, we have also disclosed results for 2018 under ASC 605, the prior revenue recognition standard. A reconciliation of ASC 605 and ASC 606 financial information for 2018 has been provided in the tables included in this press release.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the first quarter 2019 and full year 2019, our market opportunity, our ability to execute our long-term growth strategy, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our history of losses; our ability to manage our growth effectively; our ability to expand our sales force and increase their productivity; our ability to maintain our culture as we grow; our limited operating history under our current business model; the rate of growth in the market for analytics products and services; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; the application of complex revenue recognition rules and changes in financial accounting standards or practices; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which is available on the Investor Relations page of our website at https://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2018. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Emily Singer
esinger@alteryx.com
Investor Contacts
Alteryx, Inc.
Karen Moran, 844-842-1912
VP Investor Relations
kmoran@alteryx.com
or
ICR
Staci Mortenson
Investor Relations
Staci.Mortenson@icrinc.com

Alteryx, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$89,150	$38,588	$253,570	$131,607
Cost of revenue	6,717	6,258	22,800	21,803
Gross profit	82,433	32,330	230,770	109,804
Operating expenses:
Research and development	11,970	8,399	43,449	29,342
Sales and marketing	34,731	17,689	109,284	66,420
General and administrative	14,614	8,126	48,267	32,241
Total operating expenses	61,315	34,214	201,000	128,003
Income (loss) from operations	21,118	(1,884)	29,770	(18,199)
Interest expense	(3,008)	—	(7,378)	—
Other income (expense), net	1,352	72	3,042	(205)
Income (loss) before provision for (benefit of) income taxes	19,462	(1,812)	25,434	(18,404)
Provision for (benefit of) income taxes	2,921	(273)	(2,586)	(905)
Net income (loss)	$16,541	$(1,539)	$28,020	$(17,499)
Less: Accretion of Series A redeemable convertible preferred stock	—	—	—	(1,983)
Net income (loss) attributable to common stockholders	$16,541	$(1,539)	$28,020	$(19,482)
Net income (loss) per share attributable to common stockholders, basic	$0.27	$(0.03)	$0.46	$(0.37)
Net income (loss) per share attributable to common stockholders, diluted	$0.25	$(0.03)	$0.43	$(0.37)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	61,454	59,363	60,829	53,006
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	66,079	59,363	64,744	53,006

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cost of revenue	$226	$117	$797	$485
Research and development	917	478	3,699	1,635
Sales and marketing	1,742	660	6,153	2,302
General and administrative	1,697	1,177	5,998	4,519
Total	$4,582	$2,432	$16,647	$8,941

Alteryx, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$89,974	$119,716
Short-term investments	239,718	54,386
Accounts receivable, net	94,922	49,797
Deferred commissions	10,353	11,213
Prepaid expenses and other current assets	26,846	7,227
Total current assets	461,813	242,339
Property and equipment, net	11,729	7,492
Long-term investments	96,551	19,964
Goodwill	9,494	8,750
Intangible assets, net	7,491	7,995
Long-term deferred commissions	12,038	—
Other assets	19,051	4,876
Total assets	$618,167	$291,416
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,028	$522
Accrued payroll and payroll related liabilities	24,659	11,835
Accrued expenses and other current liabilities	10,878	8,270
Deferred revenue	84,015	110,213
Total current liabilities	124,580	130,840
Convertible senior notes, net	173,647	—
Deferred revenue	2,130	3,545
Other liabilities	15,992	3,527
Total liabilities	316,349	137,912
Stockholders’ equity:
Preferred stock	—	—
Common stock	6	5
Additional paid-in capital	315,291	257,399
Accumulated deficit	(12,908)	(103,546)
Accumulated other comprehensive loss	(571)	(354)
Total stockholders’ equity	301,818	153,504
Total liabilities and stockholders’ equity	$618,167	$291,416

Alteryx, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$16,541	$(1,539)	$28,020	$(17,499)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	749	1,287	3,836	3,957
Amortization of debt discount and issuance costs	2,719	—	6,652	—
Stock-based compensation	4,582	2,432	16,647	8,886
Provision for doubtful accounts, net of recoveries	368	50	382	820
Deferred income taxes	(3,706)	(287)	(3,434)	(1,425)
Impairment of long-lived assets	—	—		1,050
Change in fair value of contingent consideration	169	—	624	190
Loss on disposal of assets	9	143	18	175
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(44,337)	(19,217)	(45,640)	(15,325)
Deferred commissions	(6,628)	(4,490)	(12,741)	(3,663)
Prepaid expenses and other current assets and other assets	3,121	(1,279)	(16,077)	(3,508)
Accounts payable	(1,457)	(3,203)	4,530	(1,483)
Accrued payroll and payroll related liabilities	11,201	5,714	12,898	4,047
Accrued expenses and other current liabilities	2,652	1,136	671	2,606
Deferred revenue	27,708	31,764	29,059	39,835
Other liabilities	733	154	644	442
Net cash provided by operating activities	14,424	12,665	26,089	19,105
Cash flows from investing activities:
Purchases of property and equipment	(799)	(1,366)	(6,728)	(3,669)
Cash paid in business acquisitions, net of cash acquired	—	—	(3,537)	(9,097)
Purchases of investments	(102,854)	(3,966)	(445,705)	(91,517)
Maturities of investments	96,193	16,094	185,112	37,862
Net cash provided by (used in) investing activities	(7,460)	10,762	(270,858)	(66,421)
Cash flows from financing activities:
Proceeds from issuance of senior convertible notes, net of issuance costs	(462)	—	224,246	—
Purchase of capped call	—	—	(19,113)	—
Proceeds from initial public offering, net of underwriting commissions and discounts	—	—	—	134,757
Payment of initial public offering costs	—	(529)	—	(2,396)
Payment of holdback funds from acquisition	—	—	(250)	—
Principal payments on capital lease obligations	(79)	(81)	(327)	(328)
Proceeds from exercise of stock options	1,656	1,780	14,154	4,342
Minimum tax withholding paid on behalf of employees for restricted stock units	(2,581)	(674)	(2,730)	(674)
Net cash provided by (used in) financing activities	(1,466)	496	215,980	135,701
Effect of exchange rate changes on cash and cash equivalents	(61)	17	(166)	25
Net increase (decrease) in cash and cash equivalents	5,437	23,940	(28,955)	88,410
Cash and cash equivalents—beginning of period	85,524	95,976	119,916	31,506
Cash and cash equivalents—end of period	$90,961	$119,916	$90,961	$119,916

Alteryx, Inc.
Consolidated Statements of Operations
Reconciliation of the Impacts from the Adoption of the New Revenue Recognition Standard
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2018			2017
	As Reported (ASC 606)	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue	$89,150	$28,642	$60,508	$38,588
Cost of revenue	6,717	—	6,717	6,258
Gross profit	82,433	28,642	53,791	32,330
Operating expenses:
Research and development	11,970	—	11,970	8,399
Sales and marketing	34,731	1,231	33,500	17,689
General and administrative	14,614	—	14,614	8,126
Total operating expenses	61,315	1,231	60,084	34,214
Income (loss) from operations	21,118	27,411	(6,293)	(1,884)
Interest expense	(3,008)	—	(3,008)	—
Other income (expense), net	1,352	160	1,192	72
Income (loss) before provision for (benefit of) income taxes	19,462	27,571	(8,109)	(1,812)
Provision for (benefit of) income taxes	2,921	3,903	(982)	(273)
Net income (loss)	$16,541	$23,668	$(7,127)	$(1,539)
Less: Accretion of Series A redeemable convertible preferred stock	—	—	—	—
Net income (loss) attributable to common stockholders	$16,541	$23,668	$(7,127)	$(1,539)
Net income (loss) per share attributable to common stockholders, basic	$0.27	$0.39	$(0.12)	$(0.03)
Net income (loss) per share attributable to common stockholders, diluted	$0.25	$0.37	$(0.12)	$(0.03)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	61,454	—	61,454	59,363
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	66,079	4,625	61,454	59,363

	Year Ended December 31,
	2018			2017
	As Reported (ASC 606)	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue	$253,570	$49,266	$204,304	$131,607
Cost of revenue	22,800	—	22,800	21,803
Gross profit	230,770	49,266	181,504	109,804
Operating expenses:
Research and development	43,449	—	43,449	29,342
Sales and marketing	109,284	(1,943)	111,227	66,420
General and administrative	48,267	—	48,267	32,241
Total operating expenses	201,000	(1,943)	202,943	128,003
Income (loss) from operations	29,770	51,209	(21,439)	(18,199)
Interest expense	(7,378)	—	(7,378)	—
Other income, net	3,042	160	2,882	(205)
Income (loss) before provision for (benefit of) income taxes	25,434	51,369	(25,935)	(18,404)
Provision for (benefit of) income taxes	(2,586)	5,497	(8,083)	(905)
Net income (loss)	$28,020	$45,872	$(17,852)	$(17,499)
Less: Accretion of Series A redeemable convertible preferred stock	—	—	—	(1,983)
Net income (loss) attributable to common stockholders	$28,020	$45,872	$(17,852)	$(19,482)
Net income (loss) per share attributable to common stockholders, basic	$0.46	$0.75	$(0.29)	$(0.37)
Net income (loss) per share attributable to common stockholders, diluted	$0.43	$0.72	$(0.29)	$(0.37)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	60,829	—	60,829	53,006
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	64,744	3,915	60,829	53,006

Alteryx, Inc.
Consolidated Balance Sheets
Reconciliation of the Impacts from the Adoption of the New Revenue Recognition Standard
(in thousands)
(unaudited)

	Year Ended December 31,
	2018			2017
	As Reported (ASC 606)	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Assets
Current assets:
Cash and cash equivalents	$89,974	$—	$89,974	$119,716
Short-term investments	239,718	—	239,718	54,386
Accounts receivable, net of allowance for doubtful accounts and sales reserves	94,922	(163)	95,085	49,797
Deferred commissions	10,353	(11,474)	21,827	11,213
Prepaid expenses and other current assets	26,846	10,991	15,855	7,227
Total current assets	461,813	(646)	462,459	242,339
Property and equipment, net	11,729	—	11,729	7,492
Long-term investments	96,551	—	96,551	19,964
Goodwill	9,494	(129)	9,623	8,750
Intangible assets, net	7,491	(1,477)	8,968	7,995
Long-term deferred commissions	12,038	12,038	—	—
Other assets	19,051	15,716	3,335	4,876
Total assets	$618,167	$25,502	$592,665	$291,416
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,028	$—	$5,028	$522
Accrued payroll and payroll related liabilities	24,659	—	24,659	11,835
Accrued expenses and other current liabilities	10,878	297	10,581	8,270
Deferred revenue	84,015	(95,326)	179,341	110,213
Total current liabilities	124,580	(95,029)	219,609	130,840
Convertible senior notes, net	173,647	—	173,647	—
Deferred revenue	2,130	(1,383)	3,513	3,545
Other liabilities	15,992	11,861	4,131	3,527
Total liabilities	316,349	(84,551)	400,900	137,912
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	6	—	6	5
Additional paid-in capital	315,291	—	315,291	257,399
Accumulated deficit	(12,908)	110,069	(122,977)	(103,546)
Accumulated other comprehensive loss	(571)	(16)	(555)	(354)
Total stockholders’ equity	301,818	110,053	191,765	153,504
Total liabilities and stockholders’ equity	$618,167	$25,502	$592,665	$291,416

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2018		2017	2018		2017
	As Reported (ASC 606)	Without Adoption (ASC 605)	As Reported (ASC 605)	As Reported (ASC 606)	Without Adoption (ASC 605)	As Reported (ASC 605)
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$82,433	$53,791	$32,330	$230,770	$181,504	$109,804
GAAP gross margin	92%	89%	84%	91%	89%	83%
Add back:
Stock-based compensation expense	226	226	117	797	797	485
Amortization of intangible assets	456	456	456	1,809	1,809	1,213
Non-GAAP gross profit	$83,115	$54,473	$32,903	$233,376	$184,110	$111,502
Non-GAAP gross margin	93%	90%	85%	92%	90%	85%
Reconciliation of non-GAAP loss from operations:
GAAP income (loss) from operations	$21,118	$(6,293)	$(1,884)	$29,770	$(21,439)	$(18,199)
GAAP operating margin	24%	(10)%	(5)%	12%	(10)%	(14)%
Add back:
Stock-based compensation expense	4,582	4,582	2,432	16,647	16,647	8,941
Amortization of intangible assets	517	577	461	2,029	2,246	1,225
Contingent consideration expense	169	169	—	624	624	190
Follow-on public offering costs	—	—	—	—	—	676
Non-GAAP income (loss) from operations	$26,386	$(965)	$1,009	$49,070	$(1,922)	$(7,167)
Non-GAAP operating margin	30%	(2)%	3%	19%	(1)%	(5)%
Reconciliation of non-GAAP net loss:
GAAP net income (loss) attributable to common stockholders	$16,541	$(7,127)	$(1,539)	$28,020	$(17,852)	$(19,482)
Add back:
Stock-based compensation expense	4,582	4,582	2,432	16,647	16,647	8,941
Amortization of intangible assets	517	577	461	2,029	2,246	1,225
Accretion of Series A redeemable convertible preferred stock	—	—	—	—	—	1,983
Contingent consideration expense	169	169	—	624	624	190
Amortization of debt discount	2,471	2,471	—	6,045	6,045	—
Follow-on public offering costs	—	—	—	—	—	676
Impairment of long-lived assets	—	—	—	—	—	1,050
Income tax adjustments	—	(1,178)	—	—	(9,097)	(998)
Non-GAAP net income (loss)	$24,280	$(506)	$1,354	$53,365	$(1,387)	$(6,415)
Non-GAAP diluted loss per share:
Non-GAAP net income (loss)	$24,280	$(506)	$1,354	$53,365	$(1,387)	$(6,415)
Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	66,079	61,454	62,744	64,744	60,829	56,296
Non-GAAP net income (loss) per share, diluted	$0.37	$(0.01)	$0.02	$0.82	$(0.02)	$(0.11)
Reconciliation of non-GAAP diluted net loss per share
GAAP net income (loss) per share attributable to common stockholders, diluted	$0.25	$(0.12)	$(0.03)	$0.43	$(0.29)	$(0.37)
Add back:
Non-GAAP adjustments to net income (loss) per share	0.12	0.11	0.05	0.39	0.27	0.26
Non-GAAP net income (loss) per share, diluted	$0.37	$(0.01)	$0.02	$0.82	$(0.02)	$(0.11)
Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	66,079	61,454	59,363	64,744	60,829	53,006
Add back:
Conversion of redeemable convertible preferred stock into common stock	—	—	—	—	—	3,290
Effect of potentially dilutive shares	—	—	3,381	—	—	—
Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	66,079	61,454	62,744	64,744	60,829	56,296
Alteryx, Inc.
Key Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	As of
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2017	2018	2018	2018	2018
Customers	2,565	2,823	3,054	3,392	3,673	3,940	4,315	4,696

Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year.  To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2017	2018	2018	2018	2018
Dollar-based net expansion rate	134%	133%	131%	130%	129%	129%	131%	132%